EXHIBIT 99.1


PRESS RELEASE

FOR MORE INFORMATION CALL:

CARY T. FU
EXECUTIVE VICE PRESIDENT
BENCHMARK ELECTRONICS, INC.
(409) 849-6550


                                                           FOR IMMEDIATE RELEASE


                      BENCHMARK ELECTRONICS, INC. BECOMES
                      SUBJECT TO CLASS ACTION LITIGATION


ANGLETON, Texas, November 23, 1999 -- Benchmark Electronics, Inc. (NYSE/BHE) announced today that a class action lawsuit has been commenced in federal district court in Houston, Texas on behalf of persons who purchased securities of Benchmark during the period from August 10, 1999 through October 21, 1999. The lawsuit alleges violations of the federal securities laws and names as defendants Benchmark and two of its officers and directors. The lawsuit refers to Benchmark's October 18 press release delaying its third quarter earnings announcement and its October 22 press release announcing its earnings for the third quarter. The lawsuit seeks to recover unspecified damages. In addition, Benchmark understands that a second class action suit making similar allegations also has been filed in federal district court in Houston, Texas. These lawsuits are in their preliminary stages and discovery has not commenced. Benchmark denies the allegations in the lawsuits, however, and further denies that such allegations provide a basis for the recovery of damages as Benchmark believes that it has made all required disclosures on a timely basis. Benchmark intends to vigorously defend against these actions.

      Benchmark Electronics, Inc. is a leading independent provider of electronics manufacturing and engineering services to original equipment manufacturers in select industries, including telecommunications; enterprise computer and peripherals; high-end video/audio/entertainment; industrial control, testing and instrumentation; and medical device markets. Benchmark's global operations include 14 facilities in 8 countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.


                                      ###


                                       -6-